Employment Contract
Between
Dentsply Sirona Deutschland GmbH
Fabrikstraße 31
64625 Bensheim
Germany
(hereinafter “Employer”)
And
Mr. Walter Petersohn
***
(hereinafter “Employee”)

The following Employment Contract is agreed:

PREAMBLE

This employment contract replaces all other existing employment contracts with companies of the Dentsply Sirona Group.

1.Position and Scope of Duties
1.1Effective November 1st, 2019 the Employee shall be employed by the Employer as Senior Vice President and Chief Commercial Officer. The Employee shall report to the Chief Executive Officer.
1.2Former times of employment within the corporate group from March 15th, 1995 until October 31st, 2019 will be completely considered by the Employer.
1.3The Employee is employed as a managerial employee in the meaning of section 5 (3) Work Constitution Act.
1.4The Employee is an exempt Employee. Therefore, regulations of otherwise applicable company collective agreements apply only if and to the extent they are stated in this contract or a supplemental agreement.
1.5The Employer reserves the right to assign to the Employee different or additional tasks that are reasonable and at least equivalent to his previous tasks and compatible with the Employee's experience and knowledge without changing his remuneration.

2.Working Time
2.1The working time is based on the duties to be performed and on the operational requirements. If necessary the Employee shall also provide his performance exceeding the usual working hours.
2.2The Employee undertakes and agrees to work overtime and additional hours and to also work on call, in shifts, on weekends, Sundays and public holidays, upon corresponding request of the Employer, within the scope permitted by law.
2.3The Employee undertakes and agrees to work short-time upon corresponding request of the Employer in the event that the requirements for short-time work allowance are met; when ordering short-time work, the Employer has to observe a notification period of two weeks towards the Employee.

3.Place of Work
3.1The current place of work shall be Bensheim. As far as necessary, the Employee is obliged to take business trips.
3.2The Employer reserves the right to transfer the Employee to another place of work, as can be reasonably expected of him, if this is necessary for business reasons. The Employee and the Employer agree that such a transfer to another place of work is also permitted if the Employee has been working at a particular location for a longer period of time.

4.Basic Salary; Overtime Compensation

4.1The Employee is assigned to Global Job Grade 63. The Employee shall receive for his work a gross annual base salary of EUR 380,000.00 which shall be paid in arrears in twelve equal instalments at the end of each calendar month.
4.2Upon payment of the base salary according to Section 4.1, all activities the Employee performs for the benefit of the Employer including all potential additional work and overtime, work on weekends, Sundays and public holidays, as well as work at night. shall be compensated.
4.3The Employee undertakes to notify the Employer in writing of any overpaid salary he notices that is inexplicable to him without undue delay; text form shall suffice for such notification. The Employer has the right to set the overpaid salary off.

5.Bonus, Right to Amend
5.1The Employee receives a bonus according to the Annual Incentive Plan (AIP) according to the Corporate Policy in the applicable version as amended from time to time. Upon achievement of 100% of all annually stipulated targets in the respective calendar year in accordance with the Corporate Policy this bonus amounts to a total of 65% of the annual base salary (monthly salary x 12).
5.2The Employer reserves the right to amend the Plan, in particular the targets and bonus rates agreed upon therein, for economic or business reasons, or based on the performance of the Employee, unless such an amendment cannot be reasonably expected of the Employee. This shall also apply to plans which are limited in time. Economic or business reasons are, in particular, the economic development and circumstances of the Employer as well as the modification of existing product lines or the introduction of new product lines or their pricing or of the sales territories.

An amendment of the Plan will not result in a reduction of the average total remuneration of the Employee in the three years preceding the Plan's amendment by more than 25%.

6.Additional Benefits, Reservation of the Right to Voluntariness

Should the Employer grant to the Employee any further benefits beyond those described in this Contract (under clause 4 and 5) that are not part of the recurring salary (e.g. gratuities, one-time payments or comparable special benefits), these benefits shall be deemed granted on a voluntary basis. The Employee shall not acquire a legal claim to these benefits even if they have been granted over a longer period of time and/or if they have been repeatedly granted without the Employer specifically reserving the right to claim the voluntariness on each occasion of the benefits being granted.

7.Company Car
7.1The Employer provides the Employee with a company car according to Group 4 of the current fleet classification for business and private use. This, however, requires the conclusion of a separate employer car provision contract according to the standard contract used by the Employer.

The company car is to be used according to the regulations of the company car provision contract and the applicable company car policy of the Employer as amended from time to time.

As of January 2021 the employee has the option to choose a car allowance of EUR 1.450 gross per month.

7.2The Employer is entitled to revoke the right to use the company car for private purposes and to request the return of the company car if there is a legitimate reason for doing so, unless this cannot be reasonably expected of the Employee.

A legitimate reason shall, in particular, exist upon:

–Release of the Employee from the duty to fulfill his employment obligations;
–Discontinuation of actual job performance (e.g., due to illness, special leave, etc.) after the lapse of potential periods of continued remuneration, Suspension of the employment relationship (e.g., due to parental leave, military service, etc.);
–Loss of driving license or ban on driving a vehicle;
–Change of assignment if the allocation of the company car was exclusively linked to the assignment;
–Carrying out of service or repair work, or the ordering of replacement parts.
–In the case of revocation, the Employee is obliged to return the company car including all accessories at the location of the registered seat of the Employer, without undue delay. The Employee shall receive no compensation for the loss of the private use. The Employee has no right of retention.

8.Company pension scheme

The Employee will be included in the existing pension scheme of the Employer with effect of November 1, 2019.

9.Other Activities

The Employee shall devote his full working time and capacity to the Employer's business. For the term of this Contract, all other activities for remuneration as well as activities that would normally be remunerated, including any part-time work or self-employed work, are prohibited unless the Employer has explicitly given its prior written consent. The Employer will grant such consent if business interests/concerns are not affected by the activities.

10.Inability to Perform Duties

10.1The Employee is obliged to inform his supervisor or the Employer's Human Resources Department without undue delay of any inability to perform his duties and the expected duration.
10.2In case of sickness lasting longer than three calendar days, the Employee is obliged to submit a medical certificate on his incapacity for work and its prospective duration not later than on the following working day. The Employer is entitled to demand an earlier submission of the medical certificate. If his absence continues longer than indicated in the medical certificate, the Employee is obliged to submit a new medical certificate within three days after the end of the certified period of his incapacity for work. In this case, too, the Employee is obliged to inform the Employer without undue delay of the continuation of the indicated absence due to his incapacity for work. The notification may be given by telephone call.
10.3The sick pay is based on the Act on Continued Remuneration During Illness (Entgeltfortzahlungsgesetz) in its current version.

11.Physical Examination

11.1The Employee is obliged to undergo a medical examination requested by the Employer, if there is reasonable doubt regarding the medical fitness of the Employee for the assigned work duties. The Employer is entitled to require the examination of the Employee by an occupational physician.
11.2The Employee undertakes to inform the Employer of the results of the medical examination insofar as they relate to the Employee's ability to carry out his duties. The Employer may request that the Employee releases the examining doctor from his obligation of confidentiality.

12.Vacation

12.1The Employee shall be entitled to an annual vacation of 30 working days in total.

Such annual vacation is comprised as follows:

–20 working days of statutory minimum vacation plus
–10 working days of contractually agreed vacation

Saturdays are not considered working days.
12.2Vacation times shall be determined by the Employer, taking into consideration both the business requirements of the Employer and the personal wishes of the Employee.
12.3The entire vacation has to be taken in the given calendar year. In case the vacation cannot be taken in the respective calendar year due to special personal or business needs, the vacation may only be carried over until March 31 of the following calendar year. If the vacation has not been taken by that date, the vacation entitlement shall lapse. If the Employee is prevented from taking the vacation days that have been carried over by March 31 of the respective subsequent year as a result of an incapacity for work due to illness documented by medical certificate, he only remains entitled to the statutory minimum vacation for another twelve months, i.e. until March 31 of the year following the respective subsequent year, whereupon it will lapse.
12.4Upon termination of the employment, a possible compensation will only be paid with respect to the statutory vacation claim. Any vacation already taken will be credited to the statutory vacation claim.

13.Quality Guideline

The attached Quality Policy is part of this employment contract. The Employer expects that the included stated principles are being followed by the Employer in the execution of his duties.

14.Confidentiality

14.1The Employee shall not disclose to any third party or use for his own purposes any business, operational or technical information relating to the Employer or its affiliates and confidential in nature, with which he was entrusted or which has otherwise become known to him. This especially applies to details of the business organization and relations to customers as well as the know-how of the Employer. This obligation shall apply during the term of the employment and survive the termination of this Contract.
14.2Business records of any kind, including private notes concerning Employer affairs and activities, shall be kept in safe custody and only used for business purposes. Any copies, extracts or duplicates of drawings, documents, records, cost calculations, statistics and the like, or of any other business records, shall be used exclusively for the Employer's business purposes.
14.3The Employer reserves the right to furnish to the Employee upon giving notice of termination of the employment relationship, or, at the latest, at the end of the employment relationship, a list containing the information that is to be kept secret even after the end of the employment relationship.

15.Post-contractual Prohibition of Competition

After the end of the Employment Contract the Employee shall be prohibited for the duration of 24 months to work for a competitor of the Employer directly or indirectly, operating as a competitor himself, or participating in such a competitor in a form which makes it possible to take influence on the management.

A competitor is any business regardless to its legal form which, in relation to the Employer and its business activities at the time of the end of Employee's employment contract, produces or distributes similar or substitutable products and facilities, or competes with these businesses with respect to these products and facilities. The same shall apply with respect to products and facilities the production and preparation of which are still being developed by the Employer and with respect to which Employee has acquired information through his work for the Employer. The contracting parties stipulate the field of business of the Employer and its subsidiaries is the manufacture and distribution of dental implants, devices and materials for use by dentists, dental technicians and dental laboratories. in particular the following companies and their dental subsidiaries in the Dental industry are to be regarded as competitors of the Employer:

***

The prohibition of competition extends worldwide.

For the duration of the prohibition of competition and regardless of whether the Employer or Employee gave notice of termination, the Employer agrees to pay Employee compensation on the same pay schedule as while he was employed an amount equal to half of the total compensation (base compensation plus bonus) last paid to Employee prior to Notice of Termination, according to paragraph 74ff of the commercial code ("HGB").

During the duration of the Noncompete the Employee is obliged to communicate the requested information concerning the amount of his income, and to provide the address of his employer. After the end of the calendar year, the Employee shall be obliged to present his income tax assessment notice or his annual wage tax adjustment, as the case may be, as soon as possible. Furthermore the Employee shall ensure at the end of every calendar to submit the required wage tax details and a proof of all tax-free income.

Any amounts due according to Section 4 of the Employment Contract shall be reduced by the amounts earned by any other employment and working as a consultant. For all other payments and calculations of the compensation to be paid with respect to Section 4 of the Employment Contract shall be governed by the mutatis mutandis application of § 74b and § 74c HGB.

The Employee is obliged to pay a contractual penalty in the amount one monthly salary for each and every violation of this prohibition of competition. In the case of continuous violation (e.g. work for a competing business for more than one month, self-employed competitive activity for more than one month) the contractual penalty shall be payable anew upon every beginning of a month, but the amount shall be limited to six times the monthly gross amount last earned of the Employee per month prior to the end of the Employment Contract. While the violation of Noncompete the Employee is not entitled to a severance payment.

The Employer may waive the prohibition of competition according to paragraphs 75 and 75a HGB by written declaration before the end of the Employment Contract.

16.IP Rights / Inventions

16.1All rights of works (including computer software programs, object codes, source codes and associated documentation) and of all inventions, knowledge and experience of technical and commercial nature which the Employee creates during the term of this agreement as part of his duties for the Employer is worldwide the sole property of the Employer, including the right of reproduction, distribution, sale, the grant of usage rights - also of exclusive nature - to third parties, processing and further development. To the extent legally possible, the Employee transfers and assigns these rights to the Employer, alternatively the Employee grants the Employer an exclusive, fully paid-up, royalty-free, world-wide license for all types of exploitation and for the entire period of protection of their respective intellectual property rights, in particular copyright. The Employer is also entitled to make modifications and additions to the copyrightable works created by the Employee. The Employee waives the right to be named as the author in connection with the work.

The transfer of rights is deemed fully compensated by the remuneration in accordance with Section 4 of this Contract.
16.2Patentable inventions are subject to and are dealt with in accordance with the German Act on Employee Inventions ("ArbNErfG").

17.Work Products

17.1To the extent applicable, the mandatory provisions of the German Employee Inventions Act (Arbeitnehmeerfindungsgesetz) apply to inventions and proposals for technical improvements made by the Employee within his employment relationship or within the context of his employment relationship with the Employer.
17.2With respect to work products generated by the Employee within and during his employment relationship with the Employer save work products for which the German Employee Inventions Act (Arbeitnehmererfindungsgesetz) applies, the Employee hereby transfers all rights, including the right to apply for intellectual property rights for such work products, to the Employer. To the extent such transfer is not permissible under applicable laws, the Employee hereby grants the Employer an exclusive and transferable license to the work products, unlimited in time, territory and scope, and including the right to grant sublicenses. The Employer shall be entitled to reproduce, revise, distribute, make publicly available, and use and exploit all work products in all other manners that are known today or will become known in the future. The Employer shall be entitled to assign such rights and may publish the work products.
17.3To the extent the German Employee Inventions Act (Arbeitnehmeerfindungsgesetz) does not apply, the respective transfer or grant of rights by the Employee and the exploitation of work products by the Employer shall be deemed compensated by the regular remuneration paid to the Employee. The Employee hereby waives his right to be named as an author of the work products and his right to publish the work products. The Employee may only make use of any other moral rights, including the right of revocation and the right to prohibit alterations or distortions, as directed in writing by the Employer.

18.Use of Telephone, EDP and Email

18.1The operational EDP facilities (computers, terminals and programs), telecommunication facilities (telephones, fax) and copying machines may be used only for employment contractual purposes. Short private telephone conversations caused by operational requirements are permissible but to be restricted to the absolutely necessary extent.
18.2The obligation to exclusive business use in particular applies to the use of email and the Internet. If the Employee receives emails with a private content, these have to be completely deleted without undue delay.

19.Working Materials and Documents

19.1All items owned by the Employee (e.g. employer cars, code cards, keys, mobile phones, laptops) and all documents (e.g. documents, records, notes, drafts) or any duplicates or copies thereof on any data carrier whatsoever are to be used exclusively for activities under the employment contract. It is furthermore prohibited to use any data by using private data carriers (CD-ROM, etc.) with the items of the Employer.
19.2Upon request of the Employer, the Employee shall return all items and documents according to para. 1 to the Employer - especially upon termination of the employment but also in case of longer absence from the employer and in case of dismissal, release from work, or the like. Upon termination of the employment, the Employee has to do so without solicitation.

20.Term of Employment, Probationary Period and Termination

20.1This Contract shall become effective on November 1st, 2019 and is entered into for an indefinite period of time. The employment shall end without notice upon expiry of the month in which the Employee reaches the statutory retirement age, or once a permanent full reduction in earning capacity in the sense of section 43(2) Code of Social Law VI has been ascertained.
20.2A probationary period is expressly not agreed. The mutual minimum termination period is fifteen months to the end of each calendar quarter. Any statutory extension of the notice periods for the Employee's benefit shall also apply in favor of the Employer.
20.3Either party may terminate the employment without notice for cause.
20.4Notice of termination must be given in writing.

21.Release from the Obligation to Work, Return of Work Materials

21.1If one of the parties has given notice of termination, the Employer is entitled to revocably or irrevocably release the Employee from his obligation to work at any time until the end of the notice period while continuing to pay the contractual remuneration.
21.2The right to such release will exist, in particular, if, for business and/or organizational reasons, the Employee's position has become redundant, if the relationship of trust has been disturbed, to protect other employees, to protect customer relations as well as for reasons of protecting and securing operational and business secrets and other confidential Employer matters.
21.3Any vacation claims still open at the time the Employee leaves the Employer shall be deemed to be compensated by such period of irrevocable release. The open vacation shall begin as of the first day after the release and continue without interruption. After the vacation, any earnings the Employee receives due to other employment of his labour and any salary he maliciously refrains from earning shall be set off against his salary. The Employee must inform the Employer, at his own initiative, about any remuneration he obtains apart from the salary he receives from the Employer under this Contract. This duty to inform also includes the amount of the remuneration. If the Employer so requires, the Employee must provide corresponding evidence by presenting auditable records.
21.4The non-compete covenant agreed with the Employee shall remain unaffected during the period of release.
21.5At any time upon the request of the Employer, and without solicitation upon termination of the employment relationship or an irrevocable release from the Employee's obligation to work pursuant to clause 21.3, the Employee shall return all work materials and other items belonging to the Employer, in particular business documents and copies and records thereof. The Employee shall have no right of retention and no compensation claims.

22.Exclusion of Claims

All claims of the Employee and of the Employer arising from this Employment Contract and relating to this Employment Contract or its termination shall be forfeited unless they are asserted within three months after they have become due in writing vis-a-vis the Employer or the Employee; text form shall suffice for such assertion. In case the asserted claims should be rejected by the respective other party, or in case of the respective other party's failure to act on the assertion within two weeks, the claims must be asserted in court within another three months after rejection or the lapse of the two weeks-period. After the lapse of the specified time limits, the claims shall be forfeited. This shall not apply to unforfeitable claims and claims resulting from intentional conduct.

23.Final Provisions

23.1This Employment Contract represents the entire agreement and understanding of the parties. The parties have not concluded any other oral or written agreements. This Contract supersedes all prior written or oral agreements and employment contracts the parties have concluded.
23.2This Employment Contract shall be governed by German law.
23.3In the event that individual provisions of this Contract are invalid, the remaining provisions shall remain in effect. In lieu of the invalid provision or as a remedy of the possible incompleteness of the Contract, an appropriate valid provision that the parties would have chosen had they been aware of the invalidity or of the incompleteness of the Contract and that either corresponds or comes as close as possible to the invalid provision in terms of its commercial effect shall replace the invalid provision.
23.4Any changes of or amendments to this Contract, including this provision, must be made in writing in order to become legally effective. This shall not apply to individual agreements. This contract is drawn up in German and English language. In case of contradictions the German version shall prevail.
23.5The Employee has received an executed copy of this Contract.

The Employee:

Bensheim, Germany October 28, 2019
Place, Date

/s/ Walter Petersohn
Walter Petersohn

On behalf of the Employer:

Bensheim, Germany October 23, 2019
Place, Date

/s/ Ivan Zeljkovic
Ivan Zeljkovic, VP Commercial Finance

/s/ Matthias Koch
Matthias Koch, VP HR/RCO DACH